Exhibit 99.1

news release

NYSE: TC
November 9, 2012	TSX: TCM

THOMPSON CREEK REPORTS THIRD QUARTER AND NINE MONTH

2012 FINANCIAL RESULTS

Denver, Colorado — Thompson Creek Metals Company Inc. (the “Company”), a growing, diversified North American mining company, today announced financial results for the three and nine months ended September 30, 2012, prepared in accordance with United States generally accepted accounting principles (“US GAAP”). All dollar amounts are in United States (“US”) dollars unless otherwise indicated.

The Company reported for the third quarter ended September 30, 2012, a net loss of $48.2 million, or $0.29 per basic and diluted share, which included a goodwill impairment loss of $47.0 million, or $0.28 per basic and diluted share, and an adjusted net loss of $1.2 million, or $0.01 per basic and diluted share (excluding the goodwill impairment for 2012), on consolidated revenue of $74.9 million.  This compares to net income of $45.6 million, or $0.27 per basic and diluted share, and adjusted net income of $3.6 million, or $0.02 per basic and diluted share, on consolidated revenue of $154.8 million for the prior year period.

For the nine months ended September 30, 2012, the Company reported a net loss of $61.9 million, or $0.37 per basic and diluted share, which included a goodwill impairment loss of $47.0 million, or $0.28 per basic and diluted share and a non-cash unrealized gain on common stock purchase warrant of $1.8 million, or $0.01 per share. Non-GAAP adjusted net loss for the first nine months of 2012 was $16.7 million, or $0.10 per basic and diluted share (excluding the goodwill impairment and unrealized gain on common stock purchase warrants for 2012), on consolidated revenue of $302.0 million.  This compares to net income of $291.3 million, or $1.75 per basic share and $1.67 per diluted share, and adjusted net income of $122.9 million, or $0.74 per basic share and $0.70 per diluted share, on consolidated revenue of $552.4 million for the prior year period.

For the third quarter and first nine months of 2012, the Company realized operating losses of $37.4 million and $72.3 million, respectively. The operating losses were primarily the result of declining molybdenum market prices, lower production and higher unit costs from our mines, which resulted in lower-of-cost-or-market product inventory write-downs of $29.5 million and $57.2 million in the third quarter and first nine months of 2012, respectively. Combined with this were significantly lower sales volumes from our mines in the third quarter and first nine months of 2012 due to lower production volumes.

During the third quarter of 2012, the Company suspended waste stripping activity associated with the next phase of production at the Thompson Creek Mine.  As a result of this decision and the recent decline in molybdenum prices, the Company was required to evaluate its goodwill for impairment on an enterprise-wide basis at September 30, 2012.  As a result of this evaluation, an impairment charge of $47.0 million was recorded.

Production and costs during the third quarter and first nine months of 2012 were negatively impacted by lower-than-anticipated ore grades and mill recoveries at the Endako Mine, planned mine pit sequencing and waste stripping activities at the Thompson Creek Mine, and the May 2012 pit wall slough at the Thompson Creek Mine.  Although the pit wall slough at the Thompson Creek Mine had a negative impact on production from the mine during the second quarter of 2012, the Company believes that the impact of the slough on total production from the Thompson Creek Mine for 2012 will not be material, as we are currently mining higher-grade ore at the Thompson Creek Mine and plan to continue doing so throughout the fourth quarter of 2012.  A planned third quarter shut-down of the Langeloth Facility for scheduled repairs and maintenance activities also resulted in higher inventory levels in the third quarter of 2012.  The average realized molybdenum sales price for the third quarter and nine months of 2012 was $12.85 and $14.15 per pound, respectively, compared to $15.64 and $16.83 per pound for the same periods in 2011.

Kevin Loughrey, Chairman and Chief Executive Officer of Thompson Creek, said, “Although our financial results continued to be negatively impacted in the third quarter and first nine months of 2012 for the reasons discussed above, I am pleased to report that we have achieved higher production and lower costs for the third quarter of 2012, as compared to the second quarter of 2012.  Total production for the third quarter of 2012 was 6.1 million pounds of molybdenum, compared to 4.1 million pounds in the second quarter of 2012, an increase of 49%.  Weighted-average cash costs for the third quarter of 2012 were $9.46 per pound, compared to $14.57 per pound in the second quarter of 2012, a decrease of 35%.  We anticipate that the previously announced revised mine plans for the Endako and Thompson Creek mines, as well as our other ongoing initiatives, will continue to increase production and lower costs and enable us to meet our 2012 updated production and cash cost guidance.”

“In the third quarter, we continued to make significant progress in the construction and development of our Mt. Milligan copper-gold mine,” said Mr. Loughrey.  “The total capital expenditure since inception of the project on a cash basis is approximately C$935 million and overall project completion is estimated to be at 75%.  The project remains on budget and on schedule, with completion expected in the third quarter of 2013 and commercial production of copper and gold expected in the fourth quarter of 2013.  As we look forward, we are on track to diversifying our portfolio of assets and strengthening the Company’s longer-term financial profile,” added Mr. Loughrey.

Selected Consolidated Financial and Operational Information

(US$ in millions, except per share and per pound amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)
Financial
Revenues
Molybdenum sales	$72.6	$150.4	$291.8	$539.0
Tolling, calcining and other	2.3	4.4	10.2	13.4
Total revenues	74.9	154.8	302.0	552.4
Costs and expenses
Operating expenses	85.9	98.9	296.1	284.7
Depreciation, depletion and amortization	17.0	19.6	48.1	59.5
Total costs of sales	102.9	118.5	344.2	344.2
Selling and marketing	1.4	1.8	4.5	6.7
Accretion expense	0.5	0.5	1.6	1.4
General and administrative	7.0	7.3	22.1	21.6
Exploration	0.5	4.3	1.9	11.1
Total costs and expenses	112.3	132.4	374.3	385.0
Operating (loss) income	(37.4)	22.4	(72.3)	167.4
Other expense (income)	26.8	(17.6)	28.5	(144.9)
(Loss) income before income and mining and taxes	(64.2)	40.0	(100.8)	312.3
Income and mining taxes (benefit) expense	(16.0)	(5.6)	(38.9)	21.0
Net (loss) income	$(48.2)	$45.6	$(61.9)	$291.3
Net (loss) income per share
Basic	$(0.29)	$0.27	$(0.37)	$1.75
Diluted	$(0.29)	$0.27	$(0.37)	$1.67
Cash (used) generated by operating activities	$(18.8)	$51.4	$(36.1)	$181.6
Adjusted non-GAAP Measures: (1)
Adjusted net (loss) income (1)	$(1.2)	$3.6	$(16.7)	$122.9
Adjusted net (loss) income per share - basic (1)	$(0.01)	$0.02	$(0.10)	$0.74
Adjusted net (loss) income per share - diluted (1)	$(0.01)	$0.02	$(0.10)	$0.70
Operational Statistics
Mined molybdenum production (000’s lb) (2)	6,139	3,696	14,682	24,035
Cash cost ($/lb produced) (3)	$9.46	$15.62	$11.95	$7.09
Molybdenum sold (000’s lb):
Thompson Creek and Endako Mine product	3,280	7,426	12,657	26,438
Purchased and processed product	2,369	2,191	7,964	5,595
	5,649	9,617	20,621	32,033
Average realized sales price ($/lb) (1)	$12.85	$15.64	$14.15	$16.83

(1)         See “Non-GAAP Financial Measures” for the definition and reconciliation of these non-GAAP measures.

(2)         Mined production pounds reflected are molybdenum oxide and high performance molybdenum disulfide (“HPM”) from the Company’s share of production from the mines; excludes molybdenum processed from purchased product.

(3)         Weighted-average of Thompson Creek Mine and Endako Mine (75% share) cash costs (mining, milling, mine site administration, roasting and packaging) for molybdenum oxide and HPM produced in the period, including all stripping costs. Cash cost excludes: the effect of purchase price adjustments; the effects of changes in inventory; corporate allocations; stock-based compensation; other non-cash employee benefits; depreciation, depletion, amortization and accretion; and commissioning and start-up costs for the Endako mill.  The cash cost for the Thompson Creek Mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth Facility, and transportation costs from the Thompson Creek Mine to the Langeloth Facility. See “Non-GAAP Financial Measures” for additional information.

Mt. Milligan Copper-Gold Mine

During the three and nine months ended September 30, 2012, the Company made cash capital expenditures of C$187.0 ($186.5) million and C$492.2 ($490.6) million, respectively, for the Mt. Milligan project.  Including accruals and capitalized depreciation, the Company incurred C$161.5 ($162.2) million and C$511.6 ($510.3) million of capital expenditures, respectively, for Mt. Milligan during the three and nine months ended September 30, 2012, excluding capitalized interest and debt issuance costs of $15.1 million and C$32.4 ($32.3) million, respectively.  Capital expenditures were primarily related to the ongoing construction of the tailing storage facility, buildings and facilities (concentrator, truck shop, administration building, and primary and pebble crushers), plant site earthworks, cement works, steel erection, construction camp costs, mine development, mining equipment and engineering design costs.  Since inception of the project, C$934.6 million has been spent on a cash basis through September 30, 2012, including approximately C$40.9 million spent prior to the acquisition of Terrane Metals Corp. (“Terrane”), a wholly-owned subsidiary of the Company.

The Mt. Milligan copper-gold project remains on schedule, with commissioning and start-up expected to commence in the third quarter of 2013, and commercial production of copper and gold expected in the fourth quarter of 2013.  Overall project completion is estimated to be at 75%.  The Company currently estimates an aggregate of approximately C$1.5 billion to construct and develop Mt. Milligan, of which approximately C$515 to C$585 million of cash expenditures remain to be spent as of September 30, 2012.

Updated 2012 and 2013 Guidance

As a result of lower than expected production through the third quarter of 2012, the Company’s share of 2012 production guidance for Endako is expected to be at the low end of previous guidance with revised guidance for Endako cash costs per pound produced for 2012 of $13.50 - $14.50.  The Thompson Creek Mine is expected to meet the previous guidance for 2012.  The Company’s revised total 2012 estimated production guidance is currently approximately 22.5 to 24.5 million pounds of molybdenum at an average cash cost of approximately $9.25 to $10.25 per pound as set forth in the table below.

The Thompson Creek Mine is now mining in the higher grade ore in Phase 7 and, given that increased production from the Thompson Creek Mine is back-end loaded in the last half of 2012, we expect to increase inventory in the fourth quarter of 2012 as the production volume will exceed our sales contract volumes.  This excess production is expected to be sold over the course of 2013.

The Company anticipates that the completion and start up of Mt. Milligan will take place in the third quarter of 2013, with commercial production of copper and gold occurring in the fourth quarter of 2013.  Average annual production will be higher during the first full six years of production (approximately 89 million pounds of copper and 262,000 ounces of gold), compared to annual life-of-mine production.  The Company will provide formal production and cash cost guidance for 2014 once Mt. Milligan is operational.

	Nine Months Ended	Years Ended December 31,
	September 30, 2012	2012	2013	2014
	(Actual)	(Estimated, including YTD Q3 2012)	(Estimated)	(Estimated)
Molybdenum Production (000’s lb): (1)
TC Mine	10,268	16,000 - 17,000	20,000 - 22,000	17,000 - 19,000
Endako Mine (75% Share)	4,414	6,500 - 7,500	9,000 - 10,500	10,500 - 11,500
Total molybdenum production (000’s lb)	14,682	22,500 - 24,500	29,000 - 32,500	27,500 - 30,500
Cash cost ($/lb produced): (2)
TC Mine	$10.08	$7.50 - 8.50	$4.75 - 5.75	$5.00 - 6.00
Endako Mine	16.29	13.50 - 14.50	9.25 - 10.75	9.00 - 10.50
Total cash cost ($/lb produced)	$11.95	$9.25 - 10.25	$6.25 - 7.25	$6.50 - 7.75
Capital Expenditures (in millions):
Mt. Milligan (3),(4),(5)(6)	$490.6	$725 - 760	$280 - 315	$20 - 30
Endako mill expansion (3),(4)	78.3	78.3	—	—
TC and Endako Mines, Langeloth & other(3),(4)	31.6	35 - 40	15 - 20	30 - 40
Total capital expenditures	$600.5	$838 - 878	$295 - 335	$50 - 70

(1)         Mined production pounds reflected are molybdenum oxide and HPM from the Company’s share of production from the mines, but excludes molybdenum processed from purchased product.

(2)         Weighted-average of Thompson Creek Mine and Endako Mine (75% share) cash costs (mining, milling, mine site administration, roasting and packaging) for molybdenum oxide and HPM produced in the period, including all stripping costs. Cash cost excludes: the effect of purchase price adjustments; the effects of changes in inventory; corporate allocations; stock-based compensation; other non-cash employee benefits; depreciation, depletion, amortization and accretion; and commissioning and start-up costs for the Endako mill.  The cash cost for the Thompson Creek Mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth Facility, and transportation costs from the Thompson Creek Mine to the Langeloth Facility. See “Non-GAAP Financial Measures” for additional information.

(3)         Excludes capitalized interest and debt issuance costs of $33.4 million and excludes changes in accruals of $13.4 million for the nine months ended September 30, 2012. The 2012 estimate includes our share of start-up and commissioning costs of $5.3 million.

(4)         Canadian to US foreign exchange rate for the remainder of 2012 and the year 2013 assumed at parity (C$1.00 = US$1.00).

(5)         Includes non-cash capital lease activity of $10.3 million.

(6)         Includes capital expenditures incurred during production ramp up.

Non-GAAP Financial Measures

In addition to the consolidated financial statements presented in accordance with US GAAP, the Company uses certain non-GAAP financial measures of its financial performance for the reasons described further below. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with US GAAP, and the presentation of these measures may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the results of operations as determined in accordance with US GAAP.

Adjusted Net (Loss) Income, Adjusted Net (Loss) Income Per Share — Basic and Diluted

Adjusted net (loss) income and adjusted net (loss) income per share—basic and diluted are key measures used by Company management in evaluating operating performance on a quarterly and annual basis. Management uses these measures in evaluating the Company’s performance as they represent profitability measures that are not impacted by changes in the market price of the Company’s previously outstanding common stock purchase warrants. These measures do not have standard meanings prescribed by US GAAP and may not be comparable to similar measures presented by other companies. Management believes these measures provide useful supplemental information to investors in order for them to evaluate the Company’s financial performance using the same measures as management.

Adjusted net (loss) income represents the net (loss) income prepared in accordance with US GAAP, adjusted for significant non-cash items.  For the third quarter and first nine months of 2012, there were no significant non-cash items.  For the third quarter and first nine months of 2011, the significant non-cash items were the non-cash gains on the fair value adjustment related to the Company’s previously outstanding common stock purchase warrants.

Adjusted net (loss) income per share (basic and diluted) is calculated using adjusted earnings, as defined above, divided by the weighted-average basic and weighted-average diluted shares outstanding during the period, as determined in accordance with US GAAP.

The following tables reconcile net (loss) income presented in accordance with US GAAP to the non-GAAP financial measures of adjusted net (loss) income and adjusted net (loss) income per share (basic and diluted), for the three and nine months ended September 30, 2012 and 2011:

For the Three Months Ended September 30, 2012 (unaudited — US$ in millions, except shares and per share amounts)

		Weighted-Average Basic Shares		Weighted-Average Diluted Shares
	Net Loss	Shares (000’s)	$/share	Shares (000’s)	$/share

Net loss	$(48.2)	168,710	$(0.29)	168,710	$(0.29)
Add (Deduct):
Unrealized (gain) loss on common stock purchase warrants	—	168,710	—	168,710	—
Goodwill impairment	47.0	168,710	0.28	168,710	0.28
Non-GAAP adjusted net loss	$(1.2)	168,710	$(0.01)	168,710	$(0.01)

For the Three Months Ended September 30, 2011 (unaudited — US$ in millions, except shares and per share amounts)

		Weighted-Average Basic Shares		Weighted-Average Diluted Shares
	Net Income	Shares (000’s)	$/share	Shares (000’s)	$/share

Net income	$45.6	167,871	$0.27	168,533	$0.27
Add (Deduct):
Unrealized (gain) loss on common stock purchase warrants	(42.0)	167,871	(0.25)	168,533	(0.25)
Non-GAAP adjusted net income	$3.6	167,871	$0.02	168,533	$0.02

For the Nine Months Ended September 30, 2012 (unaudited — US$ in millions, except shares and per share amounts)

		Weighted-Average Basic Shares		Weighted-Average Diluted Shares
	Net Loss	Shares (000’s)	$/share	Shares (000’s)	$/share

Net loss	$(61.9)	168,312	$(0.37)	168,312	$(0.37)
Add (Deduct):
Unrealized (gain) loss on common stock purchase warrants	(1.8)	168,312	(0.01)	168,312	(0.01)
Goodwill impairment	47.0	168,312	0.28	168,312	0.28
Non-GAAP adjusted net loss	$(16.7)	168,312	$(0.10)	168,312	$(0.10)

For the Nine Months Ended September 30, 2011 (unaudited — US$ in millions, except shares and per share amounts)

		Weighted-Average Basic Shares		Weighted-Average Diluted Shares
	Net Income	Shares (000’s)	$/share	Shares (000’s)	$/share

Net income	$291.3	166,904	$1.75	174,947	$1.67
Add (Deduct):
Unrealized (gain) loss on common stock purchase warrants	(168.4)	166,904	(1.01)	174,947	(0.96)
Non-GAAP adjusted net income	$122.9	166,904	$0.74	174,947	$0.70

Cash Cost per Pound Produced, Weighted-Average Cash Cost per Pound Produced, and Average Realized Sales Price per Pound Sold

Cash cost per pound produced, weighted-average cash cost per pound produced and average realized sales price per pound sold are considered key measures in evaluating the Company’s operating performance.  Cash cost per pound produced, weighted-average cash cost per pound produced and average realized sales price per pound sold are not measures of financial performance, nor do they have standardized meanings prescribed by US GAAP and may not be comparable to similar measures presented by other companies.  Management uses these measures to evaluate the operating performance at each of its mines, as well as on a consolidated basis, as measures of profitability and efficiency.  The Company believes that these non-GAAP measures provide useful supplemental information to investors enabling them to evaluate our performance using the same measures as management.  The Company believes these measures afford investors greater transparency in assessing our financial performance.  Non-GAAP financial measures should not be considered in isolation from, as a substitute for, or superior to, measures of financial performance prepared in accordance with US GAAP.

Cash cost per pound produced represents the mining (including all stripping costs), milling, mine site administration, roasting and packaging costs for molybdenum oxide and HPM produced by each mine in the period.  Stripping costs represent the costs associated with the activity of removing overburden in the production phase of a mining operation.  Stripping costs that provide access to mineral reserves that are expected to be produced in future periods are expensed under US GAAP as incurred.  Cash cost per pound produced excludes the effect of purchase price adjustments; the effects of changes in inventory; corporate allocations; stock-based compensation; other non-cash employee benefits; depreciation, depletion, amortization and accretion; and commissioning and start-up costs for the Endako mill.  Cash cost for the Thompson Creek Mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth Facility, and transportation costs from the Thompson Creek Mine to the Langeloth Facility.  The weighted-average cash cost per pound produced represents the cumulative total of the cash costs for the Thompson Creek Mine and the Endako Mine divided by the cumulative total production from the Thompson Creek Mine and the Endako Mine.

The average realized sales price per pound sold represents molybdenum sales revenue divided by the pounds sold.

The following tables provide reconciliations of cash costs and cash costs per pound produced, by mine, and operating expenses included in the Company’s consolidated statements of operations and comprehensive (loss) income in the determination of net (loss) income:

(US$ in millions, except per pound amounts — Unaudited)

	Three Months Ended September 30, 2012			Three Months Ended September 30, 2011
	Operating Expenses (in millions)	Pounds Produced (1) (000’s lbs)	$/lb	Operating Expenses (in millions)	Pounds Produced(1) (000’s lbs)	$/lb
Thompson Creek Mine
Cash costs — Non-GAAP (2)	$33.9	4,302	$7.87	$37.3	1,835	$20.35
Add/(Deduct):
Stock-based compensation	—			0.2
Inventory and other adjustments	(9.5)			9.7
GAAP operating expenses	$24.4			$47.2
Endako Mine
Cash costs — Non-GAAP (2)	$24.2	1,837	$13.19	$20.4	1,861	$10.97
Add/(Deduct):
Stock-based compensation	0.1			0.2
Commissioning and start-up costs	0.1			—
Inventory and other adjustments	2.2			(5.8)
GAAP operating expenses	$26.6			$14.8

Other operations GAAP operating expenses (3)	$34.9			$36.9
GAAP consolidated operating expenses	$85.9			$98.9
Weighted-average cash cost — Non-GAAP	$58.1	6,139	$9.46	$57.7	3,696	$15.62

(US$ in millions, except per pound amounts — Unaudited)

	Nine Months Ended September 30, 2012			Nine Months Ended September 30, 2011
	Operating Expenses (in millions)	Pounds Produced (1) (000’s lbs)	$/lb	Operating Expenses (in millions)	Pounds Produced(1) (000’s lbs)	$/lb
Thompson Creek Mine
Cash costs — Non-GAAP (2)	$103.5	10,268	$10.08	$109.5	18,841	$5.81
Add/(Deduct):
Stock-based compensation	0.5			0.7
Inventory and other adjustments	(3.8)			18.7
GAAP operating expenses	$100.2			$128.9
Endako Mine
Cash costs — Non-GAAP (2)	$71.9	4,414	$16.29	$61.0	5,194	$11.74
Add/(Deduct):
Stock-based compensation	0.4			0.6
Commissioning and start-up costs	5.3			—
Inventory and other adjustments	5.0			(0.4)
GAAP operating expenses	$82.6			$61.2

Other operations GAAP operating expenses (3)	$113.3			$94.6
GAAP consolidated operating expenses	$296.1			$284.7
Weighted-average cash cost — Non-GAAP	$175.4	14,682	$11.95	$170.5	24,035	$7.09

(1)                                 Mined production pounds are molybdenum oxide and HPM from the Company’s share of the production from the mines; excludes molybdenum processed from purchased product.

(2)                                 Cash costs represent the mining (including all stripping costs), milling, mine site administration, roasting and packaging costs for molybdenum oxide and HPM produced in the period.  Cash cost excludes: the effect of purchase price adjustments; the effects of changes in inventory; corporate allocations; stock-based compensation; other non-cash employee benefits; depreciation, depletion, amortization and accretion; and commissioning and start-up costs for the Endako mill.  The cash cost for the Thompson Creek Mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth Facility, and transportation costs from the Thompson Creek Mine to the Langeloth Facility.

(3)                                 Other operations represent activities related to the roasting, processing, and upgrading of third-party concentrate and other metals at the Langeloth Facility and exclude product volumes and costs related to the roasting and processing of Thompson Creek Mine and Endako Mine concentrate. The Langeloth Facility costs associated with roasting and processing of Thompson Creek Mine and Endako Mine concentrate are included in their respective operating results above.

Additional information on the Company’s financial position is available in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2012, which will be filed on EDGAR (www.sec.gov) and SEDAR (www.sedar.com) and posted on the Company’s website (www.thompsoncreekmetals.com).

Conference Call and Webcast

The Company will hold a conference call for analysts and investors to discuss its 2012 third quarter and year-to-date financial results on Friday, November 9, 2012 at 8:30 am ET.  Kevin Loughrey, Chairman and Chief Executive Officer, and Pamela Saxton, Executive Vice President and Chief Financial Officer, will be available to answer questions during the call.

To participate in the call, please dial 1 (647) 427-7450 or 1 (888) 231-8191 about five minutes prior to the start of the call.  A live audio webcast of the conference call will be available at www.newswire.ca/en/webcast and www.thompsoncreekmetals.com.

An archived recording of the conference call will be available at 1 (416) 849-0833 or 1 (855) 859-2056 (access code 47002572#) from 10:30 a.m. ET on November 9 to 11:59 p.m. ET on November 16.  An archived recording of the webcast will also be available at the Company’s website.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a growing, diversified North American mining company.  The Company produces molybdenum at its 100%-owned Thompson Creek Mine in Idaho and Langeloth Metallurgical Facility in Pennsylvania and its 75%-owned Endako Mine in northern British Columbia.  The Company is also in the process of constructing the Mt. Milligan copper-gold mine in northern British Columbia, which is expected to commence production in 2013.  The Company’s development projects include the Berg copper-molybdenum-silver property and the Davidson molybdenum property, both located in central British Columbia.  Its principal executive office is in Denver, Colorado and its Canadian administrative office is in Vancouver, British Columbia.  More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains ‘‘forward-looking statements’’ within the meaning of the United States Private Securities Litigation Reform Act of 1995 , Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934  and applicable Canadian securities legislation.  These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “future,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.  Our forward-looking statements include statements with respect to: future financial or operating performance of the Company or its subsidiaries and its projects; future inventory, production, sales, cash costs, capital expenditures and exploration expenditures; future earnings and operating results; expected concentrate and recovery grades; statements as to the projected development of Mt. Milligan and other projects, including expected production commencement dates; Mt. Milligan development costs; future operating plans and goals; and future molybdenum prices.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled “Risk Factors” in Thompson Creek’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors, currently unknown to us or deemed immaterial at the present time, that could cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly	Christine Stewart
Director, Investor Relations	Renmark Financial Communications Inc.
Thompson Creek Metals Company Inc.	Tel: (416) 644-2020
Tel: (303) 762-3526	cstewart@renmarkfinancial.com
psolly@tcrk.com

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2012	2011
	(in millions, except share data)
ASSETS
Current assets
Cash and cash equivalents	$359.7	$294.5
Accounts receivable	38.8	71.8
Accounts receivable—related parties	6.6	6.8
Product inventory	106.5	77.9
Material and supplies inventory	38.0	35.9
Prepaid expense and other current assets	3.6	5.6
Income and mining taxes receivable	15.3	9.1
Restricted cash - current	25.9	—
	594.4	501.6
Property, plant, equipment and development, net	2,984.1	2,359.4
Restricted cash	9.1	39.0
Reclamation deposits	0.4	24.6
Goodwill	—	47.0
Other assets	29.8	22.6
	$3,617.8	$2,994.2
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$192.0	$186.2
Income, mining, and other taxes payable	0.5	2.2
Current portion of long-term debt	17.0	5.7
Current portion of long-term capital lease obligation	11.6	1.0
Deferred income tax liabilities	7.8	14.0
Other current liabilities	—	9.0
	228.9	218.1
Gold Stream deferred revenue	574.6	364.6
Long-term debt	578.8	361.0
Capital lease obligation	50.1	7.2
Other liabilities	20.0	15.9
Asset retirement obligations	34.9	32.8
Common stock purchase warrant derivatives	—	3.0
Deferred income tax liabilities	225.2	262.1
	1,712.5	1,264.7
Commitments and contingencies
Shareholders’ equity
Common stock, no-par, 168,726,984 and 167,963,639 shares issued and outstanding, as of September 30, 2012 and December 31, 2011, respectively	1,017.9	1,014.3
Additional paid-in capital	232.3	52.6
Retained earnings	576.7	638.6
Accumulated other comprehensive income	78.4	24.0
	1,905.3	1,729.5
	$3,617.8	$2,994.2

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS and COMPREHENSIVE (LOSS) INCOME

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in millions, except per share amounts)
REVENUES
Molybdenum sales	$72.6	$150.4	$291.8	$539.0
Tolling, calcining and other	2.3	4.4	10.2	13.4
Total revenues	74.9	154.8	302.0	552.4
COSTS AND EXPENSES
Cost of sales
Operating expenses	85.9	98.9	296.1	284.7
Depreciation, depletion and amortization	17.0	19.6	48.1	59.5
Total cost of sales	102.9	118.5	344.2	344.2
Selling and marketing	1.4	1.8	4.5	6.7
Accretion expense	0.5	0.5	1.6	1.4
General and administrative	7.0	7.3	22.1	21.6
Exploration	0.5	4.3	1.9	11.1
Total costs and expenses	112.3	132.4	374.3	385.0
OPERATING (LOSS) INCOME	(37.4)	22.4	(72.3)	167.4
OTHER EXPENSE (INCOME)
Goodwill impairment	47.0	—	47.0	—
Change in fair value of common stock purchase warrants	—	(42.0)	(1.8)	(168.4)
(Gain) loss on foreign exchange	(21.3)	23.9	(20.0)	21.8
Interest and finance fees	1.5	1.3	4.5	4.0
Interest income	(0.5)	(0.1)	(0.9)	(1.1)
Other	0.1	(0.7)	(0.3)	(1.2)
Total other expense (income)	26.8	(17.6)	28.5	(144.9)
(Loss) income before income and mining taxes	(64.2)	40.0	(100.8)	312.3
Income and mining tax (benefit) expense	(16.0)	(5.6)	(38.9)	21.0
NET (LOSS) INCOME	$(48.2)	$45.6	$(61.9)	$291.3
COMPREHENSIVE INCOME (LOSS)
Foreign currency translation	62.0	(98.1)	54.4	(57.4)
Total comprehensive income (loss)	$13.8	$(52.5)	$(7.5)	$233.9

NET (LOSS) INCOME PER SHARE
Basic	$(0.29)	$0.27	$(0.37)	$1.75
Diluted	$(0.29)	$0.27	$(0.37)	$1.67
Weighted-average number of common shares
Basic	168.7	167.9	168.3	166.9
Diluted	168.7	168.5	168.3	174.9

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in millions)
OPERATING ACTIVITIES
Net (loss) income	$(1.1)	$45.6	$(14.8)	$291.3
Items not affecting cash:
Goodwill impairment	47.0	—	47.0	—
Change in fair value of common stock purchase warrants	—	(42.0)	(1.8)	(168.4)
Depreciation, depletion and amortization	17.0	19.6	48.1	59.5
Accretion expense	0.5	0.5	1.6	1.4
Amortization of finance fees	0.9	1.0	2.1	2.1
Stock-based compensation	1.5	2.1	4.8	6.0
Product inventory write-downs	21.6	11.2	42.5	13.0
Deferred income tax benefit	(11.7)	(10.0)	(34.4)	(16.1)
Unrealized (gain) loss on foreign currency derivative instruments	(0.4)	2.6	1.7	2.1
Unrealized foreign exchange (gain) loss	(20.0)	18.2	(21.4)	18.4
Change in working capital accounts	(27.0)	2.6	(64.4)	(27.7)
Cash (used) generated by operating activities	(18.8)	51.4	(36.1)	181.6
INVESTING ACTIVITIES
Capital expenditures	(203.7)	(234.4)	(584.9)	(482.5)
Capitalized interest payment	(1.3)	—	(14.4)	—
Restricted cash	18.7	(1.1)	30.6	(5.1)
Reclamation deposits	—	(0.4)	24.3	(0.1)
Cash used in investing activities	(186.3)	(235.9)	(544.4)	(487.7)
FINANCING ACTIVITIES
Proceeds (costs) from issuance of common shares, net	0.6	0.2	(0.3)	26.0
Proceeds from senior unsecured note issuance	—	—	200.0	350.0
Proceeds from tangible equity units	—	—	220.0	—
Issuance costs related to equity portion of tangible equity units	—	—	(6.4)	—
Debt issuance costs	(3.0)	(0.2)	(11.2)	(12.1)
Proceeds from sale leaseback transactions	49.3	—	49.3	—
Repayment of capital lease obligations	(6.2)	—	(7.4)	—
Gold Stream proceeds	120.0	—	210.0	—
Repayment of long-term debt	(4.4)	(1.2)	(6.6)	(4.0)
Cash generated (used) by financing activities	156.3	(1.2)	647.4	359.9
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1.0)	(9.3)	(1.7)	(4.4)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(49.8)	(195.0)	65.2	49.4
Cash and cash equivalents, beginning of period	409.5	560.4	294.5	316.0
Cash and cash equivalents, end of period	$359.7	$365.4	$359.7	$365.4